Exhibit 10.4

AMENDED AND RESTATED SERIES A PREFERRED STOCK

SUBSCRIPTION AGREEMENT

This Amended and Restated Series A Preferred Stock Subscription Agreement (this “Agreement”) dated September 30, 2008, and effective as of March 31, 2008, by and among SPAR Group, Inc., a Delaware corporation (the “Corporation”), each of Robert G. Brown and William H. Bartels (each a “Shareholder”, and collectively, the “Shareholders”), and SPAR Management Services, Inc., a Nevada corporation wholly owned by the Shareholders (“SMSI”). The Corporation, the Shareholders and SMSI (collectively, the “Parties”) are each parties to that certain Series A Preferred Stock Subscription Agreement dated as of the 31st day of March, 2008 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided therein, the “Existing Subscription Agreement”). The Parties desire to amend, restate and completely replace the Existing Subscription Agreement in order to clarify and correct certain matters contained therein.

Section 1.      Purchase and Sale of the Preferred Shares. Subject to the terms and conditions of this Agreement, SMSI subscribes for and hereby purchases and acquires from the Corporation, and the Corporation hereby sells and issues SMSI, 89,286 shares of the Corporation’s Series A Preferred Stock, par value $0.01 per share (collectively, the “Preferred Shares”), at a purchase price of $1.12 per Share, and the Corporation hereby acknowledges receipt from SMSI of the aggregate purchase price of $100,000.32 (the “Purchase Price”), as payment in full for all such Preferred Shares. Each of the Shareholders hereby acknowledge and agree that, through their proportional ownership of SMSI, they will indirectly (i.e., beneficially) own the Preferred Shares in the following amounts specified for each Shareholder:

(a)	54,564 of Preferred Shares issued to SMSI are for the indirect benefit of Robert G. Brown, and
(b)	34,722 of Preferred Shares issued to SMSI are for the indirect benefit of William H. Bartels.

Section 2.      Representations and Covenants of the Corporation. In order to induce them to enter into this Agreement, the Corporation represents and warrants the following to each Shareholder: (a) the Corporation is and will continue to be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) the Corporation has and will maintain full and unrestricted power, authority and legal capacity, and it has been duly authorized and empowered, to the extent necessary to execute and deliver this Agreement and make this Agreement enforceable against it; (c) the Corporation has obtained and will maintain all qualifications, authorizations, approvals and waivers, and it has satisfied and will continue to satisfy all other applicable legal, governance and contractual requirements, to the extent necessary to execute and deliver this Agreement and make this Agreement enforceable against it; (d) this Agreement has been duly executed and delivered by the Corporation, and, upon its execution by the Shareholders and SMSI, shall constitute the legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; (e) the authorized capital stock of the Corporation is 50,000,000 shares, consisting of (i) 47,000,000 shares of common stock, par value $.01 per share, and (ii) 3,000,000 shares of preferred stock, par value $.01 per share; (f) the holder’s conversion rights, Corporation’s redemption rights, payment and liquidation preferences over common, and other terms, provisions and conditions respecting the Preferred Shares are stated in the Series A Preferred Stock Designation as filed with the Delaware Secretary of State on March 28, 2008 (the “Series A Designation”); and (g) upon issuance in accordance with the terms of this Agreement, the Preferred Shares will be duly and validly authorized and issued and fully paid and nonassessable.

Section 3.      Representations and Warranties of Shareholders and SMSI. In order to induce it to enter into this Agreement, each of the Shareholders and SMSI represents and warrants (as to itself only) the following to the Corporation as of the date hereof: (a) each Shareholder and SMSI has and will maintain full and unrestricted power, authority and legal capacity to the extent necessary to execute and deliver this Agreement and make this Agreement enforceable against it; (b) SMSI has obtained and will maintain all qualifications, authorizations, approvals and waivers, and he has satisfied and will continue to satisfy all other applicable legal, governance and contractual requirements, to the extent necessary to execute and deliver this Agreement and make this Agreement enforceable against it; (c) this Agreement has been duly executed and delivered by the Shareholders and SMSI, and, upon its execution by the Corporation, shall constitute the legal, valid and binding obligation of the Shareholders and SMSI, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization

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or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; (d) the Shareholders are the sole stockholders of SMSI and have knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of SMSI’s investment in the Preferred Shares; (e) the Shareholders understand that an investment by SMSI in the Corporation represents a high degree of risk and there is no assurance that the Corporation’s business or operations will be successful; (f) as an officer and director, each Shareholder regularly receives and reviews information pertaining to the Corporation, including (without limitation) the Corporation’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2007 (the “2007 Annual Report”), each Shareholder has received all of the information that he requested in connection with the decision to cause SMSI to purchase the Preferred Shares, each Shareholder has independently reviewed and evaluated the 2007 Annual Report, the Series A Designation, and other information provided by the Corporation in connection with the decision to purchase the Preferred Shares, each Shareholder has had an opportunity to ask questions and receive answers from the Corporation regarding the business, properties, prospects and financial condition of the Corporation, and all such questions have been answered to the full satisfaction of the Shareholders and SMSI; (g) the Shareholders have considered carefully the risks attendant to an investment in the Corporation and the Preferred Shares (including, without limitation, the Risk Factors described in the 2007 Annual Report), and that, as a consequence of such risks, each Shareholder understands SMSI could lose its entire investment in the Preferred Shares; (h) each Shareholder further understands that (i) neither the offering nor the sale of the Preferred Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state laws in reliance upon exemptions from the registration requirements of such laws, (ii) the Preferred Shares must be held by SMSI indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable state laws, or an exemption from such registration requirements is available, and (iii) the Corporation will rely upon the representations and warranties made by SMSI in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable state laws; (i) the Preferred Shares are being acquired for investment for SMSI’s own account for the benefit of itself and (indirectly) its Shareholders, and not as a nominee or agent and not with a view to the resale, transfer or distribution of all or any part of the Preferred Shares to any other person within the meaning of the Securities Act; (j) SMSI has no present intention of selling, transferring or distributing any of the Preferred Shares, or granting any participation in any of the Preferred Shares, to any other person within the meaning of the Securities Act; and (k) SMSI does not have any contracts, understandings, agreements or arrangements to sell, transfer or distribute any of the Preferred Shares, or grant any participation in any of the Preferred Shares, to any other person within the meaning of the Securities Act.

Section 4.      Further Assurances. The parties will, upon reasonable request, execute and deliver all such further assignments, endorsements and other documents as may be necessary in order to implement and perfect the purchase by SMSI of the Preferred Shares.

Section 5.      Successors and Assigns; No Third Party Benefits; Headings, Etc. The representations, warranties, covenants and other agreements made by or on behalf of each party in this Agreement shall be binding upon the successors, permitted assigns, heirs and legal representatives of such party and shall inure to the benefit of the successors, permitted assigns, heirs and legal representatives of each other party. The provisions of this Agreement are for the exclusive benefit of the parties hereto, and, except as otherwise expressly provided herein, no other person (including creditors of any party hereto) shall have any right or claim against any party by reason of any of those provisions or be entitled to enforce any of those provisions against any party. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 6.      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, (a) to the extent applicable, the General Corporation Law and Article 8 of the Uniform Commercial Code of the State of Delaware, each as amended, and (b) to the extent that such Delaware laws are not applicable, the applicable law of the State of New York other than those conflict of law rules that would defer to the substantive laws of any other jurisdiction.

Section 7.      Counterparts and Amendments. This Agreement or any amendment hereto may have been executed in two or more counterparts of the entire document or its signatures pages, any of which may have been delivered by telecopy, pdf or other electronic means, and all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. Except for a party’s consent or waiver hereunder (which need only be signed by it), each and every supplement, modification and amendment respecting this Agreement shall be in writing and signed by all of the parties hereto.

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Section 8.      Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes and completely replaces all prior and other communications, discussions and other representations, warranties, promises, assurances, agreements and understandings (whether written, oral, express, implied or otherwise) between the parties, with respect to the matters contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPAR Management Services, Inc.

By:		/s/ Robert G. Brown
	Name:	Robert G. Brown
	Title:	Chairman, Chief Executive Officer and President
/s/ Robert G. Brown
Robert G. Brown
/s/ William H. Bartels
William H. Bartels

SPAR Group, Inc.
By:		/s/ James R. Segreto
	Name:	James R. Segreto
	Title:	Chief Financial Officer

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